Exhibit 10.30

PRIVATE & CONFIDENTIAL
Mr. Martin King
c/o Philip Morris Asia Limited

Lausanne, October 17, 2017

Dear Martin,

We are pleased to confirm your employment with Philip Morris International Management SA (hereafter referred to as the "Company") as Chief Financial Officer, reporting to Mr. André Calantzopoulos, Chief Executive Officer PMI, and based in Lausanne, Switzerland.

This contract supersedes and replaces any previous employment contracts with the Company or any other entity within the Philip Morris International group.

The terms and conditions of your employment will be as follows:

Effective Date

This contract will be effective as of January 1, 2018 (the “Effective Date”), physically on January 3, 2018, for an indefinite period of time, provided that you are in possession of a work permit valid in Switzerland by then.

If for any reason the Company cannot obtain a work permit for you before January 1, 2018, the contract will become effective as of the date of issuance of your work permit. In such event, the Company will confirm in writing the effective date of this contract.

If the Company cannot obtain a work permit for you before March 1, 2018, this contract will become null and void.

For the purpose of benefits which are linked to seniority in the Company, but with the exception of Pension Fund affiliation, your initial entry date into Philip Morris International Inc. or its subsidiaries will be taken into account, i.e. June 3, 1991 (the “Service Date”).

Annual Base Salary

Until the decision by the Compensation and Leadership Development Committee of the Board of Directors your gross annual base salary remains at its current level of Swiss Francs (CHF) 845’004.--, corresponding to your current grade, which is 25.

Philip Morris International Management SA, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland                    Page 1 of 8
T:+41 (58) 242 00 00, F: +41 (58) 242 01

Incentive Compensation Award Program

As a grade 25 employee, you are eligible to participate in the Incentive Compensation (“IC”) Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2017 Performance Incentive Plan (or any similar plan adopted by the Company from time to time). Each eligible employee has an annual IC award target that assumes a PMI company performance rating and an individual performance rating of 100.

For grade 25, the current target is 100% of annual base salary. Targets are reviewed annually by the Company and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 1.

Stock Award Program

As a grade 25 employee, you are eligible to participate in the Stock Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2017 Performance Incentive Plan (or any similar plan adopted by the Company from time to time). Each eligible employee has an annual stock award target that assumes an individual performance rating of 100.

For grade 25, the current target is 175% of annual base salary. Targets are reviewed annually by the Company and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 2.

The Incentive Compensation and Stock Award Programs are discretionary and do not obligate the Company to make an award nor entitle employees to receive an award. Eligibility to participate in the Programs does not guarantee receipt of an award and receiving an annual award does not guarantee receipt of an award in the future. Any awards that are made may be higher or lower than the targets mentioned above. Targets may be amended at the discretion of the Company at any time without prior notice.

Vacation Days

Your vacation entitlement is 25 working days per calendar year. For every incomplete calendar year your entitlement will be calculated pro rata temporis.

Fidelity Premium

For each completed year of service, the Company pays a cumulative bonus of CHF 150.-- on each anniversary of the Service Date, up to a maximum of CHF 3'000.-- for 20 years of service.

Philip Morris International Management SA, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland                    Page 2 of 8
T:+41 (58) 242 00 00, F: +41 (58) 242 01

Trial Period

No trial period will apply.

Termination of Employment

This contract shall be terminable in accordance with Swiss law. Each party may terminate the agreement for the end of a month by giving one month notice within the first year of employment, two months notice from the second to ninth year of employment or three months notice as of the tenth year of employment.

Pension Fund

In accordance with the Swiss Federal Pension Law (“LPP”), you will remain a member of the “Caisse de pension Philip Morris en Suisse” (the “Pension Fund”), providing old age, disability, and survivor’s benefits. For further details, please refer to the Pension Fund regulations.

Your contribution to the Pension Fund will be deducted each month from your salary according to the current Pension Fund regulations.

Swiss Social Security Schemes (AVS/AI/APG/AC)

Contributions to the various Swiss Federal insurance schemes will be deducted from your compensation each month in accordance with the applicable Swiss laws.

Accident Insurance

In accordance with Swiss Federal Insurance Law (LAA), you are automatically covered for accident in the event of occupational or non-occupational accidents. This cover is paid for by the Company.

Health Insurance

If you wish, you may join the Company group health insurance contract. Employees and their eligible dependents (spouse and dependent children up to age 18 or up to age 25 if full-time students or apprentices) can enroll into this group health insurance scheme. The Company bears a portion of the insurance premium cost. No Company contributions will be paid if you choose to arrange an individual cover outside the group scheme.

Salary Continuation in the Event of Sickness

In accordance with the regulations of the Company’s insurer, 100% of the annual base salary is paid for up to 2 years from the first day you are unable to work. This cover is paid for by the Company without affecting the right of both parties to end the contract.

Philip Morris International Management SA, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland                    Page 3 of 8
T:+41 (58) 242 00 00, F: +41 (58) 242 01

Life Insurance

In accordance with the regulations of the Company’s insurer and in coordination with the Pension Fund, you are provided with an insurance cover in case of death and permanent disability paid for by the Company.

Office Working Hours

The weekly basic work schedule is 40 hours spread over 5 days, from Monday to Friday, based on a full time occupational rate. You understand and agree that your annual base salary includes all compensation for time worked in excess of the basic work schedule, and that there will be no extra compensation for such work. For further details, please refer to the Human Resources Department.

Repatriation Expenses

In accordance with Company policy, you will receive a repatriation allowance amounting to CHF 74’211.-- to help defray the miscellaneous non-reimbursable costs associated with your relocation from Hong Kong to Lausanne, Switzerland. This amount is derived by taking 10% of the Home Affiliate salary at the midpoint of your salary grade, capped at the midpoint of salary grade 18 with a minimum of CHF 6’000.--, and adding gross up at a fixed standard rate corresponding to your grade and place of work in order to take into account tax liability and other contributions. This repatriation allowance will be paid to you with your first salary and consequently be subject to income tax and social security deductions.

The Company will also pay for the travel costs associated with your relocation from Hong Kong to Lausanne, Switzerland, in accordance with the Company’s Business Travel policy.

With prior approval of the Human Resources Department, the Company will pay a remover selected by the Company to pack, transport, store if necessary, and unpack your household goods from Hong Kong to Lausanne, Switzerland, in accordance with Company Policy. The Relocation Services Department will coordinate this with you. Your move should take place within one year from the Effective Date.

Temporary Accommodation

In accordance with Company policy, temporary accommodation will be provided to you for up to 30 days.

Tax Assistance

The Company will pay the fees of tax advisers chosen by the Company on the first occasion you are required to complete a tax declaration in Switzerland (provided you are still employed by the Company at this time). Should you not opt for this benefit, please send a note at YOURHR@pmi.com within three months from the effective date of the contract. In addition, as a US taxpayer, you may use KPMG to prepare your US income tax return. This entitlement may be subject to income tax and/or social security deduction if applicable, which the Company does not compensate.

Philip Morris International Management SA, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland                    Page 4 of 8
T:+41 (58) 242 00 00, F: +41 (58) 242 01

Tax Assistance (cont’d)

After this initial period, the Company will either (i) pay the fees of tax advisers chosen by the Company on the occasions you are required to complete a tax declaration in Switzerland subject to you contributing for CHF 3’500.-- per year (amount to be deducted from your salary) or (ii) pay you an allowance of CHF 1’500.-- per year in lieu of tax assistance. This entitlement may be subject to income tax and/or social security deduction if applicable.

You must indicate your preference by sending a note at YOURHR@pmi.com. Should no preference be indicated, the Company will automatically opt for the second (ii) option.

In addition, as a US taxpayer, you may use KPMG to prepare your US income tax return, provided you have chosen option (i) as indicated above and subject to your contribution of CHF 750.-- per year (amount to be deducted from your salary).

Taxability of Benefits

Certain benefits described in this contract are subject to income tax and social security deductions. Please also take into account that the tax and social security treatment of all benefits may change in the future according to Swiss law or Company policy. Details may be obtained from the HR Department.

Company Car

You will be entitled to a company car in accordance with Company policy.

Data Protection

The Company will, in the course of its business, process personal data relating to you (for example, personal details, bank account information, or automated records of your use of information systems, or information required for building access control systems).
The Company may also in the course of its business, process personal information relating to other persons whose personal information you provide, such as your relative(s) or partner(s) (“Your Contacts”) (for example contact details or information in connection with employee benefits).

You give your consent to the Company to:

(a)
process your personal information for its, and its Affiliates’, business purposes. Those purposes include legal, personnel, administrative and management purposes (including, for example: payroll administration; correspondence; IT systems development, operation and maintenance; building access controls; performance review, and talent management);

(b)
process your sensitive personal data (for example data relating to health), where this is necessary for the administration of the employment relationship, and is permitted by law (for example, to administer health benefits);

(c)	make your personal information available to its Affiliates for them to process for their own benefit, for the same purposes as described above;

Philip Morris International Management SA, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland                    Page 5 of 8
T:+41 (58) 242 00 00, F: +41 (58) 242 01

Data Protection (cont’d)

(d)	make your personal information available, and to permit the Company’s Affiliates also to make your personal information available:

(i)
to third parties who provide products or services to the Company or its Affiliates (such as advisers, payroll administrators, and information services providers) for the same purposes as described above; and

(ii)	to other third parties, where required or permitted by law, including: regulatory authorities; potential or future employers; and governmental or quasi-governmental organisations.

You also confirm that, before providing us with personal information of Your Contacts, you will obtain their consent to the Company processing their data as above.
As a multi-national organisation, PMI transfers personal information globally. You consent to the transfer of your personal information, as outlined above, either within or outside Switzerland and including where the country or territory in question does not maintain data protection standards that are equivalent to those of Switzerland. In all cases, PMI will implement adequate measures for the treatment of the data in accordance with PMI 03-C.
You may request access to the personal information that we hold about you, or request the correction or deletion of your personal information, by contacting your HR Department.

Confidential Information

Consistent with your obligations under Swiss law, you undertake not to disclose any Confidential Information, whether during or after your employment by the Company, and upon termination of your employment to return any Confidential Information in tangible or electronic form in your possession. For these purposes “Confidential Information” means any trade secrets and other proprietary information pertaining to the Company or its affiliates, which has not been made available to the general public by an authorized representative of the Company or its affiliates, whether patentable or not, including for example any idea, formula, technique, invention, process, program, business, marketing and sales plans, financial, organizational and sales data, and similar information in line with all Company Records & Information Management (RIM) policies, procedures, and guidelines.

Intellectual Property Rights

You hereby assign to the Company to the fullest extent permitted by law, throughout the world and for the entire term of protection, all copyrights (including all rights in software and databases) and neighboring rights in the works created by you, alone or with others, within and outside your contractual duties, while performing your activity for the Company. If and to the extent that an assignment of any of such rights is not permitted under applicable law, you agree not to assert them and authorize the Company to exercise such rights on your behalf. In particular, the Company shall have the unrestricted right to exercise the author's moral rights in the works, including without limitation the right to alter the works, create derivative works and to determine whether, when, how and under what name the works shall be published.

Philip Morris International Management SA, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland                    Page 6 of 8
T:+41 (58) 242 00 00, F: +41 (58) 242 01

Intellectual Property Rights (cont’d)

Concerning the inventions, patents and designs generated by you alone or with others while performing your employment activity for the Company:

a)	If they have been generated within your contractual duties, they belong to the Company, regardless of whether they are protectable or not, and no specific compensation is due to you by the Company;

b)
If they have been generated outside the performance of your contractual duties, they shall also belong to the Company. In this case, if you make such invention/patent/design, you shall promptly inform the Company thereof in writing. If the Company declares that it wishes to acquire such invention/patent/design, you shall be entitled to an appropriate special compensation, which shall be determined by taking into account all circumstances, such as the business value of the invention, patent or design, the contribution of the Company or its auxiliary persons, the utilization of the Company's installations, as well as your expenses and your position within the Company.

All tangible and/or intangible work result (including without limitation all documents, drawings, samples, know-how, trade secrets, concepts and ideas) and any intellectual property rights therein, which are generated by you, alone or with others, within and outside your contractual duties while performing your employment activity for the Company, shall belong to the Company.

Save for the special compensation according to the subsection 2 above, you shall not be entitled to any compensation for the rights granted to the Company under this Section "Intellectual Property Rights" in addition to the salary agreed between the parties.

Insofar as a transfer of Intellectual Property Rights would be required, you shall at the Company's first request, co-operate and perform all actions that the Company may deem desirable or necessary to effectuate or formalize such transfer.

The provisions of this Section "Intellectual Property Rights" shall survive the termination or expiration of the employment relationship.

Company Property

Furthermore upon termination of your employment, you should return to the Company and/or its affiliates all paper and electronic files and documents, tapes, CD’s, and copies thereof and other items belonging to the Company and its affiliates, irrespective of their source and origin, including Company corporate cards, telephone cards, keys, access and identification cards, computers, and, if requested, will certify that this has been done to the best of your belief and that you also comply with all Company Records & Information Management (RIM) policies, procedures, and guidelines before your departure.

The settlement of any outstanding expenses due to the Company, including, but not limited to any outstanding balance on the account of the corporate card issued in your name could be set-off with any payable sums.

Philip Morris International Management SA, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland                    Page 7 of 8
T:+41 (58) 242 00 00, F: +41 (58) 242 01

Duties of the Employee

You shall complete your tasks and promote the affairs of the Company diligently and carefully, and shall safeguard the interests of the Company. You have to exercise your responsibilities, functions, duties and powers in compliance with applicable laws and regulations and with the strategies and guidelines of the Company, and will comply with the codes, principles, practices and procedures that are applicable within the Company, as issued or amended during the employment relationship.

Governing Law, Applicable Policies and Jurisdiction

The validity, construction and performance of this Employment Agreement shall be governed by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland. The Policies and Procedures of the Company, Philip Morris International, as amended or newly issued from time to time, shall also apply.

Miscellaneous

The foregoing represents the basis of your employment with the Company. Please indicate your acceptance thereof by signing and returning one copy of this contract to us.

Should you have any questions, feel free to contact Mr. Ralf Zysk, Vice President Compensation & Benefits and International Assignments PMI.

We look forward to your joining Philip Morris International Management SA in Lausanne, and remain,

Yours sincerely,

PHILIP MORRIS INTERNATIONAL MANAGEMENT SA

/s/ DAMIEN HIROUX Damien Hiroux Director Human Resources Switzerland	/s/ RALF ZYSK Ralf Zysk Vice President Compensation & Benefits and International Assignments PMI

Read and approved:	/s/ MARTIN KING	Date:	October 18, 2017
(Martin King)

Philip Morris International Management SA, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland                    Page 8 of 8
T:+41 (58) 242 00 00, F: +41 (58) 242 01